Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Betterware de México, S. A. P. I. de C. V. of our report dated April 30, 2026, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Betterware de México, S. A. P. I. de C. V.'s Annual Report on Form 20-F for the year ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers, S.C.

Mexico City, Mexico.

August 12, 2026